UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 E. Dublin-Granville Road, Columbus, Ohio 43081
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2018, each of Phillip E. Mallott and Russell A. Solt, members of the Board of Directors (the “Board”) of Big Lots, Inc. (the “Company”), formally notified the Company of his respective decision to retire from the Board effective on June 30, 2018.

On June 30, 2018, the Board appointed Christopher J. McCormick, the former President and Chief Executive Officer of L.L. Bean, Inc., and Sebastian DiGrande, EVP, Strategy & Chief Customer Officer of Gap, Inc., as directors to fill the vacancies on the Board created by the retirements of Mr. Mallott and Mr. Solt. Each will serve until the 2019 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified or until his earlier death, resignation or removal. In connection with their appointments, the Board also appointed Mr. McCormick to serve as a member of the Audit Committee and the Compensation Committee and Mr. DiGrande to serve as a member of the Audit Committee and the Nominating / Corporate Governance Committee.

There were no arrangements or understandings between Mr. McCormick or Mr. DiGrande and any other persons, pursuant to which Mr. McCormick or Mr. DiGrande was selected as a director. No information is required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. McCormick and Mr. DiGrande will each receive the same compensation as the Company’s other non-employee directors as described in the Company’s proxy statement relating to the 2018 Annual Meeting of Shareholders.

A copy of the press release announcing the retirements of Mr. Mallott and Mr. Solt and the appointments of Mr. McCormick and Mr. DiGrande is attached and furnished hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press release dated July 2, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: July 2, 2018	By:	/s/ Ronald A. Robins, Jr.
Ronald A. Robins, Jr.
Senior Vice President, General Counsel
and Corporate Secretary